SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                         DATE OF REPORT: AUGUST 20, 1999

                               NAVARRE CORPORATION
             (Exact name of registrant as specified in its charter)


            Minnesota                0-22982                41-1704319
         (State or other           (Commission           (I.R.S. Employer
          jurisdiction             File Number)         Identification No.)
        of Incorporation)


                   7400 49TH AVENUE NORTH, NEW HOPE, MN 55428
                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (612) 535-8333

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Items 1, 2, 3, 4, 6, and 8 are not applicable and therefore omitted.

Item 5. Other Events.

ISSUANCE OF CLASS B CONVERTIBLE PREFERRED STOCK

         On August 20, 1999, Navarre announced that it had entered into a subscription agreement with Fletcher International Limited ("Fletcher") for the issuance of up to 150,000 shares of Navarre's Class B Convertible Preferred Stock ("Class B Preferred Stock") for an aggregate purchase price of up to $37.5 million (the "Subscription Agreement"). The Class B Preferred Stock may be issued in three principal tranches. On August 20, 1999, Navarre issued the first tranche, consisting of 34,000 shares of Class B Preferred Stock and a three-year warrant to purchase up to 16,000 shares of Class B Preferred Stock. Fletcher paid a purchase price of $8.5 million, or $250 per share of Class B Preferred Stock, and will pay an additional $4.0 million, or $250 per share of Class B Preferred Stock, if Fletcher exercises the warrant in its entirety.

         Subject to certain conditions, Navarre may require Fletcher to purchase the second tranche at any time beginning six months from the date a registration statement covering the common stock underlying the Class B Preferred Stock issued in the first tranche is declared effective and ending on August 20, 2002. The second tranche consists of 34,000 shares of Class B Preferred Stock and a three-year warrant to purchase up to 16,000 shares of Class B Preferred Stock. The purchase price will be equal to $8.5 million, or $250 per share of Class B Preferred Stock, and the warrant exercise price is $4.0 million, or $250 per share of Class B Preferred Stock, if Fletcher exercises the warrant in its entirety. If Navarre fails to exercise its option within this time frame, Fletcher will have one year to demand that Navarre issue Fletcher up to 50,000 additional shares of Class B Preferred Stock at a purchase price of $250 per share.

         The third tranche consists of 34,000 shares of Class B Preferred Stock and a four-year warrant to purchase 16,000 shares of Class B Preferred Stock. Subject to certain conditions, Navarre is required to issue the third tranche, at Fletcher's option, during the period beginning six months from the date a registration statement covering the common stock underlying the securities issued in the first tranche becomes effective and ending three years from the date the option commences. The purchase price will be $8.5 million, or $250 per share of Class B Preferred Stock, and the warrant exercise price is $4.0 million, or $250 per share of Class B Preferred Stock, if Fletcher exercises the warrant in its entirety. If the Fletcher fails to exercise its option within this time frame, Navarre will have one year to demand that Fletcher purchase up to 50,000 additional shares of Class B Preferred Stock at a purchase price of $250 per share.


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         Fletcher may convert shares of Class B Preferred Stock into shares of
Navarre's common stock ("Common Stock") at any time after issuance provided certain conditions are met. In addition, subject to certain conditions, Navarre may demand conversion of the 34,000 shares of Class B Preferred Stock issued in the first tranche and the 34,000 share of Class B Preferred Stock issued in the second tranche one year from the date the Class B Preferred Stock was issued. The conversion ratio is determined by dividing $250 by a variable conversion price which is tied to the market price of the Common Stock. The conversion price can be no greater than 180% of the closing price of the Common Stock on the date prior to the date the Class B Preferred Stock or the warrant covering shares of Class B Preferred Stock was issued. In addition, for the six month period ended February 20, 2000, the conversion price can be no less than $9.25. Subject to certain conditions, the Class B Preferred Stock will be automatically converted into Common Stock three years after the issuance of the Class B Preferred Stock.

         The holders of Class B Preferred Stock are entitled to a $250 per share liquidation preference in the event Navarre ceases operations. Holders of Class B Preferred Stock are not entitled to receive dividends unless a default event has occurred. If a default event occurs, the holders of Class B Preferred Stock are entitled to receive dividends of fifteen percent (15%) of $250 on an annual basis for each share owned until the default event is cured. Holders of Class B Preferred Stock do not have voting rights unless a default event has occurred and Navarre fails to pay dividends. Upon the occurrence of a default event and non-payment of dividends, the holders may appoint members of the Board of Directors in proportion to their ownership of outstanding Common Stock as though all outstanding Class B Preferred Stock had been converted into Common Stock.

         A default event occurs if Navarre fails to (i) register the Common Stock underlying the Class B Preferred Stock within a specified time frame, (ii) obtain the consent of its shareholders to the issuance of shares when required, or (iii) redeem Class B Preferred Stock owned by holders who objected to combinations that do not meet certain criteria for a 33% premium over the liquidation preference.

         In connection with the execution of the Subscription Agreement, and the issuance of the Class B Preferred Stock to Fletcher, Navarre engaged Wit Capital Corporation as its investment banker and agreed to pay Wit Capital Corporation a fee of five percent (5%) of the gross proceeds it receives under the Subscription Agreement. Fees will be paid as funds are received by Navarre.

         The Subscription Agreement was dated and entered into on July 31, 1999, but was subject to subsequent approval by the Navarre Board of Directors and satisfaction of certain closing conditions.


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Item 7(c) Exhibits

         Exhibit 1. Subscription Agreement between Navarre Corporation and
                    Fletcher International Limited
         Exhibit 2. Certificate of Rights and Preferences of Class B Convertible
                    Preferred Stock
         Exhibit 3. Form of Warrant
         Exhibit 4. Press Release dated August 23, 1999 announcing execution of the Subscription Agreement


                                   SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       NAVARRE CORPORATION

                                       By /s/ Charles E. Cheney
                                         --------------------------------
                                          Charles E. Cheney
                                          Executive Vice President, Chief
                                          Financial Officer and Secretary

September 1, 1999


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